Exhibit 4.1

AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of December 14, 2005, between Foothill Independent Bancorp, a Delaware corporation (the “Company”), and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”), amends that certain Amended and Restated Rights Agreement, dated as of July 18, 2000 (the “Rights Agreement”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and between the Company and First Community Bancorp, a California corporation (“Acquiror”), pursuant to which the Company will merge with and into Acquiror, with the Acquiror being the surviving corporation, and the former stockholders of the Company will receive shares of common stock of Acquiror;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below, approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement; and

WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(a) of the Rights Agreement is amended by deleting the word “or” immediately prior to Section 1(a)(ii) and by adding the following clause at the end of Section 1(a):

“or (iii) First Community Bancorp, a California corporation (“FCB”), or any Affiliate or Associate thereof, who, notwithstanding anything in this Rights Agreement to the contrary, shall not be deemed to be an “Acquiring Person” as a result of (A) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of December 14, 2005, by and between the Company and FCB (as the same may be amended from time to time, the “Merger Agreement”), including the approval, execution and delivery of any amendments thereto, (B) the approval, execution or delivery of those certain voting agreements by and between FCB and the officers and directors of the Company (the “Voting Agreements”); (C) the consummation of the Holding Company Merger (as such term is defined in the Merger Agreement), (D) the exchange of Common Stock pursuant to the Merger Agreement, (E) the announcement of the Merger Agreement or the Holding Company Merger (as such term is defined in the Merger Agreement) or (E) the consummation of any other transaction contemplated by the Merger Agreement.”

2. Section 1(g) of the Rights Agreement is hereby amended by restating subclause (i) therein as the following:

“(i) the close of business on February 25, 2007,”

3. Section 1(g) of the Rights Agreement is further amended by deleting the word “or” immediately prior to Section 1(g)(iv) and by adding the following clause at the end of Section 1(g):

“or (v) immediately prior to the Effective Time of the Holding Company Merger (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (i) through (v) of this Section 1(g) shall be referred to as the “Final Expiration Date”)”

4. Section 1(h) of the Rights Agreement is hereby deleted in its entirety.

5. Section 1(m) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) approval, execution or delivery of the Voting Agreements, (iii) the consummation of the Holding Company Merger (as such term is defined in the Merger Agreement), (iv) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (v) the announcement of the Merger Agreement or the Holding Company Merger (as such term is defined in the Merger Agreement) or (vi) the consummation of any other transaction contemplated by the Merger Agreement.”

6. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) approval, execution or delivery of the Voting Agreements, (iii) the consummation of the Holding Company Merger (as such term is defined in the Merger Agreement), (iv) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (v) the announcement of the Merger Agreement or the Holding

Company Merger (as such term is defined in the Merger Agreement) or (vi) the consummation of any other transaction contemplated by the Merger Agreement.”

7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding the foregoing, no Triggering Event shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) approval, execution or delivery of the Voting Agreements, (iii) the consummation of the Holding Company Merger (as such term is defined in the Merger Agreement), (iv) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (v) the announcement of the Merger Agreement or the Holding Company Merger (as such term is defined in the Merger Agreement) or (vi) the consummation of any other transaction contemplated by the Merger Agreement.”

8. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto as the following:

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (w) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) approval, execution or delivery of the Voting Agreements, (iii) the consummation of the Holding Company Merger (as such term is defined in the Merger Agreement), (iv) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (v) the announcement of the Merger Agreement or the Holding Company Merger (as such term is defined in the Merger Agreement) or (vi) the consummation of any other transaction contemplated by the Merger Agreement.”

9. A new Section 35 shall be added and shall read as follows:

“Section 35. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.”

10. This Amendment shall become effective upon execution of the Merger Agreement by the Company and Acquiror. In the event that the Merger Agreement is terminated by the Company or the Acquiror in accordance with its terms, the provisions of paragraphs 1 through 9 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.

11. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

12. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

14. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

15. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

16. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

FOOTHILL INDEPENDENT BANCORP
a Delaware corporation

By:	/s/ George E. Langley
Name: George E. Langley
Title: President and CEO

REGISTRAR AND TRANSFER COMPANY
as Rights Agent

By:	/s/ William P. Tatler
Name: William P. Tatler
Title: Vice President